Exhibit 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN FILES MOTION FOR PRELIMINARY INJUNCTION

IN TREXIMET PATENT LITIGATION

Chapel Hill, N.C., March 22, 2011 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicines that transform lives, today announced that it has filed a motion for a preliminary injunction seeking to prevent Par Pharmaceuticals, Inc. (Par) from launching a generic version of Treximet® (sumatriptan and naproxen sodium). Par, which POZEN believes has 180 days of exclusivity for its generic product as the first company to file an Abbreviated New Drug Application (ANDA) with the United States Food and Drug Administration (FDA), could launch the product into the United States market, at risk, after regulatory exclusivity for Treximet expires on April 15, 2011. The motion was filed in the United States District Court for the Eastern District of Texas, where the Company’s ongoing patent litigation against Par and several other generic companies is pending. There can be no assurance that the motion will be granted.

The Company has three issued U.S. patents covering Treximet which are licensed exclusively to GlaxoSmithKline (GSK) in the United States, two of which expire in August 2017 and one which expires in October 2025, which have been challenged by four generic companies who have filed ANDAs with FDA seeking approval to market generic versions of the product. The Company filed suit against Par, Alphapharm Pty Ltd., (“Alphapharm,”), Teva Pharmaceuticals USA (“Teva”), and Dr. Reddy’s Laboratories, Inc. (“Dr. Reddy’s”), all in the United States District Court for the Eastern District of Texas, and the cases were consolidated into one suit. A settlement was reached with Teva in April 2010. The case against Par, Alphapharm and Dr. Reddy’s was tried before Judge Leonard Davis in October 2010. A decision in the case is pending.

POZEN continues to have full confidence in the strength of its intellectual property rights protecting Treximet and will continue to vigorously defend and enforce its intellectual property.

About POZEN

POZEN Inc. is a progressive pharmaceutical company that is transforming how the healthcare industry addresses unmet medical needs. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years – something almost no other small pharmaceutical company has done. Funded by these two milestone/royalty streams, POZEN is now creating a portfolio of cost-effective, evidence based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI toxicity. The lead candidate, PA32540, is being investigated for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced ulcers and has entered Phase 3 clinical trials. POZEN is retaining commercial control of the pipeline assets and will develop a 21st century sales and marketing organization using a new sales force model and digital communications. The Company’s common stock is traded on The NASDAQ Stock Market under the symbol “POZN”. For more detailed company information, including copies of this and other press releases, please visit: www.pozen.com.

About Treximet

Treximet was approved by the U.S. Food and Drug Administration (FDA) in April 2008 for the acute treatment of migraine attacks, with or without aura, in adults. The product is formulated with POZEN’s patented technology of combining a triptan with a non-steroidal anti-inflammatory drug (NSAID) and GlaxoSmithKline’s (GSK) RT Technology™. This migraine medication contains sumatriptan, a 5-HT1 receptor agonist that mediates vasoconstriction of the human basilar artery and vasculature of human dura mater, which correlates with the relief of migraine headache. It also contains naproxen, an NSAID that inhibits the synthesis of inflammatory mediators. Therefore, sumatriptan and naproxen contribute to the relief of migraine through pharmacologically different mechanisms of action. As a result of this dual mechanism of action, Treximet has been shown to provide superior sustained pain relief compared to placebo and to both of the single mechanism of action components.

In May 2008, POZEN officially transferred to GSK the Investigational New Drug (IND) and New Drug Application (NDA) for the product. GSK is responsible for the commercialization of Treximet in the U.S. and POZEN receives a royalty based on net sales of Treximet from GSK. Beginning January 1, 2010, that royalty rate increased to 18 percent.

POZEN also has ex-U.S. rights to develop and market sumatriptan and naproxen combinations at other doses.

For Full Prescribing Information see www.treximet.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet® and our dependence on AstraZeneca for the sales and marketing of VIMOVO™; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Annual Report on Form 10-K for the period ended December 31, 2010. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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